Exhibit 99.2

Company Contact: Jill Hewitt Director of Investor Relations and Corporate Communications OceanFirst Financial Corp. Tel: (732) 240-4500, ext. 7513 Email: jhewitt@oceanfirst.com

FOR IMMEDIATE RELEASE

OCEANFIRST FINANCIAL CORP.

TO PRESENT AT KEEFE BRUYETTE & WOODS

COMMUNITY BANK INVESTOR CONFERENCE

TOMS RIVER, NEW JERSEY, August 1, 2016…OceanFirst Financial Corp. (NASDAQ:“OCFC”), (the “Company”), the holding company for OceanFirst Bank (the “Bank”), today announced it will be presenting at the Keefe Bruyette & Woods Community Bank Investor Conference on August 2, 2016 at 11:30 a.m. Eastern Time.

During this presentation, OceanFirst’s CEO, Christopher D. Maher will discuss, among other things, the Company’s operations, including financial performance through June 30, 2016, as well as future initiatives and corporate objectives.

A simultaneous webcast of the Company’s presentation, including the slide presentation and any follow-up questions and answers will be available at OceanFirst’s website, www.oceanfirst.com, under Investor Relations. Through the webcast, viewers will be able to see and hear the presentation made at the conference. The online replay of the webcast will be available at OceanFirst’s website, www.oceanfirst.com, for 90 days after the event.

OceanFirst Financial Corp.’s subsidiary, OceanFirst Bank, founded in 1902, is a community bank with $4.0 billion in assets, $3.1 billion in loans, $3.2 billion in deposits and 50 branches located throughout central and southern New Jersey. OceanFirst Bank delivers commercial and residential financing solutions, wealth management and deposit services and is one of the largest and oldest community-based financial institutions headquartered in New Jersey.

OceanFirst Financial Corp.’s press releases are available by visiting us at www.oceanfirst.com.

Forward-Looking Statements

In addition to historical information, this news release contains certain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 which are based on certain assumptions and describe future plans, strategies and expectations of the Company. These forward-looking statements are generally identified by use of the words “believe,” “expect,” “intend,” “anticipate,” “estimate,” “project,” “will,” “should,” “may,” “view,” “opportunity,” “potential,” or similar expressions or expressions of confidence. The Company’s ability to predict results or the actual effect of future plans or strategies is inherently uncertain. Factors which could have a material adverse effect on the operations of the Company and its subsidiaries include, but are not limited to: changes in interest rates, general economic conditions, levels of unemployment in the Bank’s lending area, real estate market values in the Bank’s lending area, future natural disasters and increases to flood insurance premiums, the level of prepayments on loans and mortgage-backed securities, legislative/regulatory changes, monetary and fiscal policies of the U.S. Government including policies of the U.S. Treasury and the Board of Governors of the Federal Reserve System, the quality or composition of the loan or investment portfolios, demand for loan products, deposit flows, competition, demand for financial services in the Company’s market area and accounting principles and guidelines. These risks and uncertainties are further discussed in the Company’s Annual Report on Form 10-K for the year ended December 31, 2015 and subsequent securities filings and should be considered in evaluating forward-looking statements and undue reliance should not be placed on such statements. The Company does not undertake, and specifically disclaims any obligation, to publicly release the result of any revisions which may be made to any forward-looking statements to reflect events or circumstances after the date of such statements or to reflect the occurrence of anticipated or unanticipated events.